Exhibit 99.1

Agenus Announces Strategic Realignment to Focus on Core Programs and Significantly Reduce Costs

LEXINGTON, Mass. – December 5, 2024 – Agenus Inc., a leader in immuno-oncology, today announced further details of its strategic realignment aimed at streamlining operations, strengthening its financial position, and prioritizing the advancement of its most impactful programs as it prepares for 2025. Reductions are designed to reduce cash burn to $100 million in FY 2025. This initiative follows the successful closing of a $22 million mortgage secured by key real estate assets, providing the company with enhanced operational flexibility during this pivotal period.

Key Measures Include:

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Focusing on BOT/BAL: Agenus will concentrate its resources on its lead botensilimab/balstilimab (BOT/BAL) program, which has demonstrated robust clinical activity in microsatellite stable colorectal cancer (MSS CRC), non-small cell lung cancer (NSCLC), pancreatic cancer, sarcoma, and other difficult-to-treat cancers.
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Reducing Costs: The company will implement significant cost-cutting measures, including staff reductions and operational adjustments, targeting a 60% reduction in annual expenditures and a cash burn of $100 million for FY 2025.
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Optimizing Expert Manufacturing Capabilities: Agenus plans to transition its biologics CMC capabilities to a fee-for-service model, unlocking new revenue opportunities. This initiative is intended to be supported by external funding.

“These adjustments are necessary to position Agenus for success in a challenging biotech environment,” said Dr. Garo Armen, Chairman and CEO of Agenus. “We remain committed to advancing BOT/BAL for patients with cancers that have limited or no treatment options.”

BOT/BAL continues to demonstrate potential across multiple cancer types, particularly MSS CRC, a cancer historically unresponsive to existing treatments. Agenus is advancing BOT/BAL through clinical development and preparing for global regulatory submissions.

Supporting Employees

Agenus is grateful to the contributions of all our team members and will be providing support and assistance to affected employees to help with their transitions, reflecting the company’s appreciation for their contributions.

About Agenus

Agenus is a leading immuno-oncology company targeting cancer with a comprehensive pipeline of immunological agents. The company was founded in 1994 with a mission to expand patient populations benefiting from cancer immunotherapy through combination approaches, using a broad repertoire of antibody therapeutics, adoptive cell therapies (through MiNK Therapeutics) and adjuvants (through SaponiQx). Agenus has robust end-to-end development capabilities, across commercial and clinical cGMP manufacturing facilities, research and discovery, and a global clinical operations footprint. Agenus is headquartered in Lexington, MA. For more information, visit www.agenusbio.com or @agenus_bio. Information that may be important to investors will be routinely posted on our website and social media channels.

About Botensilimab (BOT)

Botensilimab (BOT) is a human Fc enhanced CTLA-4 blocking antibody designed to boost both innate and adaptive anti-tumor immune responses. Its novel design leverages mechanisms of action to extend immunotherapy benefits to “cold” tumors which generally respond poorly to standard of care or are refractory to conventional PD-1/CTLA-4 therapies and investigational therapies. Botensilimab augments immune responses across a wide range of tumor types by priming and activating T cells, downregulating intratumoral regulatory T cells, activating myeloid cells and inducing long-term memory responses.

Approximately 1,100 patients have been treated with botensilimab in phase 1 and phase 2 clinical trials. Botensilimab alone, or in combination with Agenus’ investigational PD-1 antibody, balstilimab, has shown clinical responses across nine metastatic, late-line cancers. For more information about botensilimab trials, visit www.clinicaltrials.gov with the identifiers NCT03860272, NCT05608044, NCT05630183, and NCT05529316.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding its botensilimab and balstilimab programs, expected regulatory timelines and filings, and any other statements containing the words "may," "believes," "expects," "anticipates," "hopes," "intends," "plans," "forecasts," "estimates," "will," “establish,” “potential,” “superiority,” “best in class,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Annual Report on Form 10-K for 2023, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

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